Exhibit (p) (23)

Verde Serviços Internacionais S.A.

Code of Ethics

11. EXHIBIT B - Code of Ethics

Verde Serviços Internacionais S.A. (“Verde”) stands as a fiduciary to each of its clients. This relationship stems from the direct and indirect trust and confidence which clients and investors place in Verde due to Verde’s express and implied representations to conduct itself, at all times and in all material respects in accordance with the highest standards of care, loyalty and fairness.

This Code of Ethics has been developed and implemented in an effort to provide transparency around Verde’s regulatory obligations, establish accountabilities for all staff and outline Verde’s key compliance procedures that will enable Verde and its staff to comply with its regulatory requirements, meet the fiduciary obligations to its clients and investors and adhere to sound business ethics and principles. Verde’s fiduciary obligations also inure, by operation of law, to each of its Covered Persons (as defined in Part 1 of the Compliance Manual). As a strong internal control and better business practice Verde has adopted and implemented a written Code of Ethics that contains provisions requiring:

•	That Verde and each of its Covered Persons comply with expressly stated fiduciary standards of conduct;

•	That each of the Firm’s Covered Persons comply with all applicable Federal Securities Laws;

•	Reporting by and review of personal securities transactions and holdings concerning certain Covered Persons, referred to as “access persons”;

•	That Covered Persons promptly and affirmatively report any violations of the Code of Ethics; and

•	That Verde furnishes each of its supervised persons with a copy of the Code of Ethics and any amendments thereof, and that all Covered Persons furnish Verde with written acknowledgements of their individual receipt of the code and any amendments thereof.

Verde’s Chief Compliance Officer (“CCO”) has carefully considered these requirements, Verde’s existing advisory business and the genuine culture of compliance within which it requires that Verde’s business be conducted. With these purposes in mind, Verde has adopted and implemented the following policies and procedures as its Code of Ethics (or “Code”) pursuant to Rule 204A-1 under the Advisers Act.

Access Persons

This Code of Ethics applies, in all respects, to every Covered Person of Verde regardless of an individual’s personal functions and responsibilities within Verde or regardless of the entity for which the Covered Person is acting. All activities which further or attempt to further the investment service provided to clients are governed by this Code of Ethics. All Covered Persons are responsible for reading and understanding all provisions of this Code apply to you.

Fiduciary Standards of Conduct; Compliance with Federal Securities Laws

The fiduciary duty which Verde and its Covered Persons owe to clients requires that Verde and its Covered Persons act, at all times and in all material respects, solely for the benefit of and in the best interest of the clients. Verde and its Covered Persons must attempt to avoid conflicts between the interests of clients and Verde and/or supervised persons.

Minimum standards of conduct to which all Covered Persons are expected to conform include the following:

1.	All Covered Persons will act in an ethical manner when dealing with client, fund investors, the public, prospective client and/or investors, third-party service providers and fellow Covered Persons. Covered Persons must use reasonable care and exercise independent, un-conflicted professional judgment when conducting investment analysis, making investment recommendations, promoting Verde’s services and engaging in other professional activities.

2.	At all times, Verde and its Covered Persons must comply with the spirit of fiduciary principles and applicable Federal Securities Laws which pertain to (a) Verde and its pursuit of its business as an investment adviser and/or (b) Covered Persons in their own personal as well as employment related affairs.

3.	All Covered Persons must avoid potential conflicts of interest with client. As a fiduciary, Verde must act in its clients’ best interests. Neither Verde nor any Covered Person should ever benefit at the expense of any client. Covered Persons are required to notify the CCO promptly if they become aware of any practice that creates, or gives the appearance of, a conflict of interest.

4.	Covered Persons must conduct their personal securities transactions in a manner which withstands Verde scrutiny, does not conflict with any of the interests of Verde or its client and does not contravene any applicable law, regulation or relevant contractual obligation. To the extent possible Covered Persons should avoid personal securities transactions that create any appearance of impropriety.

Administration of the Code

The CCO is responsible for administering and enforcing the Code of Ethics. All questions regarding the Code should be directed to the CCO. Covered Persons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Verde to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under Verde’s Compliance Manual.

Covered Persons are expected to discuss any perceived risks or concerns about Verde’s business practices with the CCO.

Procedures for Distribution of the Code & Receipt of Acknowledgement Form

The CCO or his/her designee will distribute this Code of Ethics to each Covered Person promptly upon the commencement of employment and again to all Covered Persons upon any material change to the Code. All Covered Persons must acknowledge that they have received, read, understood and agree to comply with this Code of Ethics. The Acknowledgement Form is attached hereto as Appendix I.

Rule 204A-1 under the Advisers Act requires that Verde’s track the receipt of each Covered Person’s acknowledgement of Code of Ethics. As such, Covered Persons must complete the attached Acknowledgement Form and submit the completed form, as directed by the CCO or his/her designee, immediately upon commencement of employment and/or following any material change to the Code.

Policies and Procedures for Reporting Violations of the Code

Covered Persons are required to promptly report any actual or suspected violations of the Code of Ethics to the CCO. To the extent practicable, Verde will protect the identity of a Covered Person who reports such a violation. Retaliation against any Covered Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for remedial action, up to and including dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in Verde’s Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the securities industry governing bodies, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. No Covered Person will determine or participate in the determination of whether he or she committed a violation of the Code of Ethics, or what sanction, if any, is to be imposed against him or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Personal Securities Transactions

Covered Person trades should be executed in a manner consistent with Verde’s fiduciary obligations to clients. Covered Persons should avoid trading activities which give rise to even the appearance, as well as the substance, of impropriety as compared with the standards of fiduciary conduct to which all Covered Persons are subject. Among other improprieties, for example, Covered Person trades must not be timed so as to precede orders placed for a Client, nor should trading activity be so frequent as to conflict, or appear to conflict, with the Covered Person’s ability to fulfill daily job responsibilities.

The Code governs the investment in securities by personnel designated as access persons of Adviser. The purpose of this policy is to ensure that personal transactions do not conflict with client transactions and that in any situation where the potential for conflict exists, client interests take precedence.

Access persons may not purchase or sell any covered security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale: (i) is being considered for purchase or sale by a client; or (ii) is being purchased or sold by a client.

Access persons may not reveal to any other person (except in the normal course of his or her duties on behalf of clients) any information regarding securities transactions by clients or consideration by Adviser of any such securities transaction.

Access persons may not recommend any securities transaction for clients without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer; (ii) any contemplated transaction by such person in such securities; (iii) any position with such issuer or its affiliates; and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other.

All investment personnel shall obtain approval before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or a limited offering.

A managing officer will review any personal securities transactions made by the CCO.

Accounts Covered by these Policies and Procedures

Verde’s Personal Securities Transactions policies and procedures have the potential to apply to a wide range of accounts. These policies and procedures impose different requirements regarding different types of securities and accounts.

Unless otherwise noted, these policies and procedures should be applied to all accounts that are able to hold any securities for which Covered Persons have any direct or indirect beneficial ownership interest.

•	Accounts: These policies and procedures are potentially applicable to all types of accounts, including individual retirement accounts, among others.

•	Securities: The term “security” shall broadly include stocks, bonds, certificates of deposit, options, interests in private placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. Any questions about whether an instrument is a security for purposes of the Federal Securities Laws should be directed to the CCO.

•	Direct or Indirect Beneficial Ownership Interest: This broadly refers to a “direct or indirect beneficial ownership interest” in securities to include any contract, arrangement, understanding, or other relationship that gives a Covered Person the opportunity, directly or indirectly, to receive or share in any profit derived from transactions in the subject securities. Indirect beneficial ownership interests may include, among other things, holdings:

•	By immediate family members living in the same household as the Covered Person. For this purpose, “immediate family members” include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law of a Covered Person, as well as adoptive relationships that meet these relationship criteria; or

•	Of a trust, partnership, corporation or other legal entity in which a Covered Person has an interest.

You are responsible for correctly identifying your beneficial ownership arrangements. If you do not know whether you have an ownership interest in securities, it is your responsibility to seek and comply with guidance from the CCO.

A managing officer will review any personal securities transactions made by the CCO.

Reportable Securities

Verde requires that Covered Persons provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any security except the following:

•	Direct obligations of the United States government or other recognized sovereign nations;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments issued by banks, including repurchase agreements;

•	Shares issued by money market mutual funds;

•	Shares issued by open-end registered investment companies or other similarly structured public pooled investment vehicles, other than funds advised or underwritten by Verde or an affiliate; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Verde or an affiliate.

ETFs are Reportable Securities and are subject to the below stated reporting requirements established by Verde’s Personal Securities Transactions policies and procedures

Preclearance Procedures

Rule 204A-1 under the Advisers Act requires that Covered Persons seek and receive formal clearance for all personal securities transactions involving an initial public offering (“IPO”) or Limited Offering before completing such transactions. Limited offerings included any security that is thinly traded and suitable for client accounts, private placements, hedge fund or private equity fund interests or any other similar instruments with that may have limited capacity. Verde may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest, appears improper or violates any regulatory rules such as FINRA Rule 5130 and 5131.

On occasion, Verde or its Covered Persons may receive information that may be deemed to be “material and non-public.” As a result, Verde may choose to restrict personal trading in a specific company, sector or industry. As an alternative, Verde may, if deemed necessary, require that Covered Persons seek pre-approval (“preclearance”) for personal transactions involving securities of companies in a particular sector or industry. The CCO will communicate restriction or preclearance requirements to all Covered Persons via email or other written communication immediately after determining the need for such additional measures.

Covered Persons may choose to use the attached Preclearance Forms when seeking preclearance for trades involving IPOs or private offerings. All preclearance requests must be submitted to the CCO or his/her designee. To the extent the CCO is required to submit a pre-clearance form, such form will be submitted to a managing officer for review. The approval or authorization evidenced on a preclearance form is only valid for the day the approval was granted. If a trade was not fully implemented after up to three days following the day authorization was granted, the Covered Person must resubmit a preclearance form if they wish to continue with the proposed transaction. The CCO should retain all preclearance requests and any documentation developed relating to such requests.

Policies and Procedures for Reporting Securities Accounts and Transactions

Verde must collect information regarding the personal trading activities and holdings of all Covered Persons. Such information is routinely reviewed by Verde’s CCO and/or designee to ensure Covered Persons are appropriately complying with the fundamental concepts of the Code.

Covered Persons must submit quarterly reports regarding securities transactions and newly opened accounts, as well as initial (upon employment) and annual reports regarding current holdings and existing accounts.

Quarterly Transaction and New Account Reports

Each quarter, Covered Persons must report all Reportable Securities transactions in accounts in which they have a beneficial interest. Covered Persons must also report any accounts opened during the quarter that hold any securities (including securities excluded from the definition of a Reportable Security). Reports regarding securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter. To the extent the CCO is required to report a securities transaction, the CCO shall submit a report to a managing officer for review.

You may utilize the attached Quarterly Reporting Form to fulfill your quarterly reporting obligations. Alternately, you may instruct the institution hosting your account to send the CCO duplicate account statements to Verde provided that such statements contain all information required under the form. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be separately reported to the CCO within 30 days from the end of each calendar quarter.

If the Covered Person did not choose to instruct custodians to send account statements directly to the CCO and did not have any transactions or account openings to report, the employee must indicate this fact on the quarterly reporting form. These forms should be signed, dated, and submitted to the CCO within 30 days of the end of each calendar quarter.

Initial and Annual Holdings and Account Reports

Covered Persons must periodically report the existence of any account that holds any securities (including securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding securities accounts and holdings must be submitted to the CCO:

1.	within 10 days of an individual first becoming a Covered Person and;

2.	on or before February 15th of each year thereafter.

Annual holdings reports must be current as of December 31st. Initial holdings reports must be current as of a date no more than 45 days prior to the date that the person became a Covered Person. An example of the format and information required to be submitted on the initial and annual holdings reports is attached in the Initial Report of the Personal Account Holdings Form and Annual Report of the Personal Account Holdings Form (together, the “Periodic Holdings Reporting Forms”).

Covered Persons may choose to complete the Periodic Holdings Reporting Forms, or they may submit copies of account statements, current as of December 31st, for all accounts that hold Reportable Securities.

If a Covered Person does not have any holdings and/or accounts to report, the Covered Person must provide a negative affirmation on the Periodic Holdings Reporting Forms. These forms should be signed, dated, and submitted to the CCO within 10 days of becoming a Covered Person and by February 14th of each year. The CCO shall submit reports pertaining to its own holdings or accounts to a managing officer for review.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, a Covered Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an automatic investment plan; or

•	Any reports with respect to Securities held in accounts over which the Covered Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis or a blind trust.

Any investment plans or accounts that may be eligible for either of these reporting exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this de-termination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan’s organizational documents, a copy of the discretionary account management agreement, and/or a written certification from the unaffiliated investment adviser managing the discretionary account.

Personal Trading and Holdings Reviews

Verde’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Covered Persons personal trading activities. Accordingly, the CCO or his designee (or a managing officer with respect to transactions of the CCO), will review all reports submitted and monitor Covered Persons investment patterns to detect potentially abusive behavior including but not limited to:

•	Transacting in securities issued by companies that may be targeted by Verde;

•	Trading that appears to be based on Material Non-Public Information;

•	Trading in securities issued by companies that are subject to restriction or preclearance requirements as instructed from time to time by the CCO or a managing officer;

•	Patterns of trading ahead of clients;

•	Trading contrary to recommendations made to clients;

•	Frequent and/or short-term trades in any Security, including attention paid to potential market-timing of mutual funds or frequent trading that may deter from responsibilities at Verde.

Upon review, the CCO or a designee will initial or otherwise indicate completion of the review and date each report received, and will create a written memo of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or the imposition of sanctions, up to and including dismissal.

Exemptions from the Requirement to Preclear

Preclearance is not required for the following security transactions:

•	Exempt Securities as defined below;

•	Non-financial commodities (e.g., agricultural futures, metals, oil, gas, etc.), currency, and financial futures (excluding stock and narrow-based stock index futures);

•	Involuntary on the part of an employee (such as stock dividends or sales of fractional shares) however, sales initiated by brokers to satisfy margin calls are not considered involuntary and must be precleared;

•	Pursuant to the exercise of rights (purchases or sales) issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer;

•	Sells effected pursuant to a bona fide tender offer.

Exempt securities include: cash and cash-like securities (e.g., bankers acceptances, bank CDs and time deposits, money market funds, commercial paper, repurchase agreements); obligations of the sovereign governments of the United States, the United Kingdom, Japan, Germany, France, Italy, Switzerland, Canada, Russia, Brazil, India China, Mexico and South Africa; high-quality, short-term debt instruments having a maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a nationally recognized statistical rating organization or which is unrated but of comparable quality; securities issued by open-end investment companies (i.e., mutual funds and variable capital companies) that are not Proprietary Funds or Exchange Traded Funds); non-company 401(k) plans (e.g., spouse’s plan, previous employer’s plan, etc.); fixed annuities; and variable annuities.

Procedures for Disclosure Regarding the Code of Ethics

Verde will describe its Code of Ethics in Item 11 of Form ADV Part 2A, and upon request, furnish clients and fund investors with a copy of the Code of Ethics. All requests for Verde’s Code of Ethics should be directed to the CCO.

Responsibility

The CCO will be responsible for administering the Code of Ethics and all questions regarding the policy should be directed to the CCO.

The CCO may at any time escalate any violation of the Code of Ethics to the appropriate business head depending of the severity and/or frequency of the violation(s). All material violations of the Code of Ethics will promptly be escalated to the appropriate managing officers and partners.

All employees, officers and directors as well as regulatory authorities have access to view Verde’s Code of Ethics breach log.

Initial Report of Personal Account Holding Form

MEMORANDUM

From	Verde Serviços Internacionais S.A.’s Chief Compliance Officer
To:	All New Hires
Re:	Initial Report of Personal Account Holdings as of ( )
Date of New Hire
Your Name:	Spouse’s Name:

Pursuant to Verde Serviços Internacionais S.A. (“Verde”) Code of Ethics (the “Code”), each Covered Person, as an “Access Person” under our Code, is required within 10 days of the commencement of his/her employment by Verde as set forth in the Code, to provide a written holdings report (“Initial Holdings”) to the Chief Compliance Officer (the “CCO”). Please complete the attached report and forward the completed form to the CCO’s or his designee’s attention within 10 days of the date described above.

Please Note: A Covered Person can satisfy the initial holdings report requirement by completing this form and by timely filing and dating a copy of a securities account statement listing all his or her securities holdings, if the statement provides all information required by the rule and the Code.

The term, “Personal Account” is defined in the Code as an account owned by, or which a beneficial interest is owned in the name of, a Covered Person, or any account in which a Covered Person has any direct or indirect beneficial interest. The Code goes on to define “Beneficial Interest” as any interest by which a Covered Person, or any “Family Member” living in the same household as a Covered Person, can directly or indirectly derive a monetary benefit from the purchase, sale, or ownership of a security. The term “Family Member” shall include: grandparents, parents, mother-in- law- or father-in-law; husband, wife, or domestic partner (whether registered or unregistered under applicable law); brother, sister, brother-in-law, sister-in-law, son-in-law, or daughter-in-law; children (including step and adoptive relationships); and grandchildren. In a situation in which the status of a “Family Member” is in question, such person shall be presumed to be a “Family Member” for purposes of this Code. It is the Covered Person’s burden to affirmatively prove to the CCO that the other person at issue is not a “Family Member” within this definition.

Thank-you, in advance, for your attention to this sensitive compliance matter.

Reviewed By:

(i)	Initial Reporting – Securities Holding in Brokerage Accounts

If Not Applicable, Please Write “NONE”) in the Chart Below.

Please list below all brokerage accounts you or “Family Members” hold:

Brokerage Account as of Date of Hire
Name in which Brokerage Account is Registered	Name of Brokerage Firm	Account Number

YOU MUST ATTACH STATEMENTS FOR EACH OF THE BROKERAGE ACCOUNTS LISTED ABOVE. NOTE: EACH STATEMENT MUST REFLECT HOLDINGS CURRENT AS OF A DATE NO MORE THAN 45 DAYS BEFORE REPORT IS SUBMITTED, AND MUST HAVE YOUR SIGNATURE AND DATE INDICATED ON EACH STATEMENT.

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(ii)	Initial Reporting – Private Placements Holdings and Other Securities

If Not Applicable, Please Write “NONE” in the Chart Below.

Please list below any private placement holdings and/or securities, not otherwise listed on this report, which you or your “Family Members” hold:

Private Placement Holdings as of Date of Hire
Name in which Personal Account is Registered	Broker / Institution’s Name, if applicable	Name of Security and Ticker Symbol or CUSIP Number, if applicable	Number of Shares	Principal Amount

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As a Covered Person under Verde’s Code, I hereby certify that: (i) other than the accounts listed above, or attached herewith, I have no other securities accounts subject to the Code’s prohibitions, restrictions, or reporting requirements; and (ii) the information contained in this report, along with the attachments herewith, is accurate and complete with respect to all holdings in my Personal Accounts as of the date this report is submitted. I also understand that inaccurate completion of this form may result in disciplinary sanctions.

Name	Signature	Date

Annual Report of Personal Account Holding Form

MEMORANDUM

From	Verde Serviços Internacionais S.A.’s Chief Compliance Officer
To:	All Verde Covered Persons
Re:	Annual Report of Personal Account Holdings as of December 31, .
Your Name:

Pursuant to Verde Serviços Internacionais S.A.’s (“Verde”) Code of Ethics (the “Code”), each Covered Person, as an “Access Person” under our Code, is required as a condition of his/her employment by Verde, to provide a written report to the Chief Compliance Officer (the “CCO”) at least annually (“Annual Holdings”). Please complete the attached report based on your holdings as of December 31,              and forward the completed form to the CCO’s attention by close of business February 15,             .

Please Note: A Covered Person can satisfy the annual holdings report requirement by completing this form and by timely filing and dating a copy of a securities account statement listing all their securities holdings, if the statement provides all information required by the rule and the Code.

The term, “Personal Account” is defined in the Code as an account owned by, or which a beneficial interest is owned in the name of, a Covered Person, or any account in which a Covered Person has any direct or indirect beneficial interest. The Code goes on to define “Beneficial Interest” as any interest by which a Covered Person, or any “Family Member” living in the same household as a Covered Person, can directly or indirectly derive a monetary benefit from the purchase, sale, or ownership of a security. The term “Family Member” shall include: grandparents, parents, mother-in-law or father-in-law; husband, wife, or domestic partner (whether registered or unregistered under applicable law); brother, sister, brother-in-law, sister-in-law, son-in-law, or daughter-in-law; children (including step and adoptive relationships); and grandchildren. In a situation in which the status of a “Family Member” is in question, such person shall be presumed to be a “Family Member” for purposes of this Code. It is the Covered Person’s burden to affirmatively prove to the CCO that the other person at issue is not a “Family Member” within this definition.

Thank you, in advance, for your attention to this sensitive compliance matter.

Reviewed By:

(i)	Annual Reporting – Securities Holding in Brokerage Accounts

If Not Applicable, Please Write “NONE” in the Chart Below.

Please list below all brokerage accounts you or “Family Members” hold:

Brokerage Account as of December 31, 20( )
Name in which Brokerage Account is Registered	Name of Brokerage Firm	Account Number

YOU MUST ATTACH STATEMENTS FOR EACH OF THE BROKERAGE ACCOUNTS LISTED ABOVE. NOTE: EACH STATEMENT MUST REFLECT HOLDINGS CURRENT AS OF A DATE NO MORE THAN 45 DAYS BEFORE REPORT IS SUBMITTED, AND MUST HAVE YOUR SIGNATURE AND DATE INDICATED ON EACH STATEMENT.

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(ii)	Annual Reporting – Private Placements Holdings and Other Securities

If Not Applicable, Please Write “NONE” in the Chart Below.

Please list below any securities and/or private placement holdings, not otherwise listed on this report, which you or your “Family Members” hold:

Securities and/or Private Placement Holdings as of December 31, 20( )
Name in which Personal Account is Registered	Broker / Institution’s Name, if applicable	Name and Type of Security and Ticker Symbol or CUSIP Number, if applicable	Type of Transaction (Buy or Sell)	Number of Securities	Principal Amount

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As a Covered Person under Verde’s Code, I hereby certify that: (i) other than the accounts listed above, or attached herewith, I have no other securities accounts subject to the Code’s prohibitions, restrictions, or reporting requirements; and (ii) the information contained in this report, along with the attachments herewith, is accurate and complete with respect to all holdings in my Personal Accounts as of the date this report is submitted. I also understand that inaccurate completion of this form may result in disciplinary sanctions.

Name	Signature	Date

Quarterly Report of Personal Account Holding Form

MEMORANDUM

From:	Verde Serviços Internacionais S.A.’s Chief Compliance Officer
To:	All Verde Covered Persons
Re:	Code of Ethics Quarterly Report of Personal Account Holdings
Quarter Ended
Response Requested No Later Than: 30 Days after Calendar Quarter End

Your Name:

Pursuant to terms of Verde Serviços Internacionais S.A.’s (“Verde”) Code of Ethics (the “Code”), please complete the table below by indicating any transaction in Securities not otherwise exempt from reporting requirements under the Code occurring in the period indicated below in your Personal Account (including purchases and sales of private placements) which are not otherwise disclosed on your brokerage account statements sent to Verde.

Personal Transactions in Securities for the Quarter
Name of Broker	Registered Name of Account	Date of Trans- action	Indicate: P for Purchase or S for Sale	Name and Type of Security and Ticker Symbol or CUSIP	Number of Shares	Interest Rate / Maturity	Price of Trans- action

If you have no such transactions, please write the word “NONE” in the chart above.

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Brokerage Accounts Opened & Closed for the Quarter
Name of Brokerage Firm	Registered Name on Account	Account Number	Date Opened	Date Closed

Thank-you, in advance, for your attention to this sensitive compliance matter.

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As a Covered Person under Verde’s Code, I hereby certify that: (i) other than the accounts listed above, or attached herewith, I have no other securities accounts subject to the Code’s prohibitions, restrictions, or reporting requirements; and (ii) the information contained in this report, along with the attachments herewith, is accurate and complete with respect to all holdings in my Personal Accounts as of the date this report is submitted. I also understand that inaccurate completion of this form may result in disciplinary sanctions.

Name	Signature	Date

Reviewed By:

Preclearance Private Placement Participation Approval Request Form

(Attach a Copy of the Private Placement Memorandum, Offering Memorandum or Any Other Relevant Documents.)

1	Name of Corporation, Partnership, or other Entity (the “Organization”)
2	Is the Organization:	Check One:	Public	Private
3	Type of Security or Fund:
4	Nature of Participation (E.G., stockholder, general partner, limited partner). Indicate All That Applicable:
5	Nature of Transaction:	Check One:	Purchase	Sale
6	Planned Date of Transaction:
7	Size of Offering (If fund, size of Fund)
8	Size of Participation:
9	Would the Investment Carry Limited or Unlimited Liability?	Check One:	Limited	Unlimited
10	To Your Knowledge, Are Other Verde Covered Persons or Advisory Clients Involved? If Yes, Please Describe	Check One:	Yes	No
11	Describe the Business Conducted by the Organization.
12	If Organization is a Fund, Describe Investment Objectives of the Fund (E.G., Value, Growth, Core, or Specialty).

For Verde Covered Persons That Make Investment Decisions
13	Does an Advisory Client’s Asset That You Manage on Behalf of Verde Have an Investment Objective That Would Make This Private Placement an Opportunity That Should First Be Made Available to Such Advisory Client?	Check One:	Yes	No
If Yes, Please Describe Which Advisory Client or Fund.
14	Will You Participate in Any Investment Decisions? If Yes, Please Describe	Check One:	Yes	No
15	Describe How You Became Aware Of This Investment Opportunity.

I understand that approval, if granted, is based upon the information provided herein and I agree to observe any conditions imposed upon such approval. I will notify the Chief Compliance Officer in writing if any aspect of the investment is proposed to be changed and I hereby acknowledge that such changes may require further approvals, or divestiture of this investment by me.

Date Received by Chief Compliance Officer: APPROVED DENIED
Signature	Date

Print Name

Preclearance Initial Public Offering Participation Approval Request Form

1	Name of Issuer:
2	Type of Security:
3	Planned Date of Transaction
4	Size of Offering
5	Number of Shares to Be Purchased:
6	What Firm is Making This IPO Available to You?
7	Do You Do Business With This Firm in Connection With Your Job Responsibilities?	Check One:	Yes	No
If Yes, Please Explain
8	Do You Believe This IPO is Being Made Available to You In Order To Influence an Investment Decision or Brokerage Order Flow for Fund or Advisory Client Accounts?	Check One:	Yes	No
9	Have You in the Past Received IPO Allocations From this Firm?	Check One:	Yes	No
If Yes, Please Provide a List of All Previously Purchased IPOs.
10	To Your Knowledge, Are Other Verde Covered Persons or Advisory Clients Involved?	Check One:	Yes	No
If Yes, Please Describe.
11	Describe How You Became Aware of This Investment Opportunity:

I understand that approval, if granted, is based upon the information provided herein and I agree to observe any conditions imposed upon such approval.

Date Received by Chief Compliance Officer: APPROVED DENIED
Signature	Date

Print Name

12. APPENDIX I – VERDE ACKNOWLEDGEMENT AND CERTIFICATION OF RECEIPT OF THE COMPLIANCE MANUAL AND CODE OF ETHICS

This is to certify that I acknowledge receipt of a copy of the Compliance Manual (the “Compliance Manual”) and the Code of Ethics (the “Code”) for Verde Serviços Internacionais S.A. I have read and understand the Compliance Manual, dated [             , 2012] and the Code, and I recognize that I am subject to the provisions thereof and agree to comply with the policies and procedures stated therein.

If I had any questions concerning the policies and procedures described in this Compliance Manual and the Code and my responsibilities under such policies and procedures, I have raised them with the Chief Compliance Officer (the “CCO”) and received satisfactory answers to my questions.

I understand that any violation(s) of the policies and procedures set forth in this Compliance Manual and the Code is grounds for immediate disciplinary action, including termination of employment, and may constitute a violation of applicable federal, state and local laws and regulations. I certify that I have complied with, and affirm that I will continue to comply with, all applicable policies and procedures in the Compliance Manual and the Code.

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Please sign this Acknowledgement Form, return the original to the CCO and retain a copy, together with a copy of this Compliance Manual and the Code, for your records.